Exhibit 99.2
Abercrombie & Fitch
July 2007 Sales Release
Call Script
This is Mike Kramer, Executive Vice President and Chief Financial Officer of Abercrombie & Fitch. The following is a summary of our sales results for the fiscal month ended August 4, 2007.
Before I begin, I remind you that any forward-looking statements I may make are subject to the Safe Harbor Statement found in our SEC filings.
Net sales for the four-week period ended August 4, 2007, were $296.4 million compared to $230.0 million for the four-week period ended July 29, 2006. Total Company direct-to-consumer net sales increased to $16.0 million for the four-week period ended August 4, 2007, a 67% increase over sales for the four-week period ended July 29, 2006. July comparable store sales decreased 4% for the four-week period ended August 4, 2007, compared to last year’s four-week period ended August 5, 2006.
As expected, July comps were adversely affected by the shift of tax free holiday dates in Texas and Florida from Fiscal July into Fiscal August. Excluding the sales numbers for the stores affected by this shift would result total company comp store sales of 2% for the month.
From a merchandising standpoint, across all brands, tops outperformed bottoms in both the men’s and women’s businesses. In the masculine businesses graphics and fleece were top performers while in the feminine businesses fashion knits and shorts were top performers.
By brand, Abercrombie & Fitch comparable store sales decreased 1%. Men’s comps increased by a mid single digit; women’s comps decreased by a low single digit. Transactions per store increased 8%; average transaction value increased 7%. Please note transaction metrics compare the four-week period ended August 4, 2007 to the four-week period ended July 29, 2006.
In the kids business, abercrombie, comparable store sales decreased 1%. Boys comps were flat and girls comps decreased by a low single digit. Transactions per store increased 17%; average transaction value increased 6%.
Hollister comparable store sales decreased 7%. Dudes comps decreased by a low single digit; Bettys comps decreased by a high single digit. Transactions per store increased 8%; average transaction value increased 1%.
RUEHL comparable store sales increased 7% compared to last year. Men’s comps were flat; women’s comps increased by a high single digit. Transactions per store increased 22%; average transaction value decreased 14%.
By region, comps were strongest in the North Atlantic and weakest in the Southwest.
At this point we now expect to report fully diluted earnings per share in the range of $0.87 to $0.88, which includes approximately $0.03 related to the favorable settlement of a state tax audit.
We will announce 2nd quarter earnings on Wednesday, August 22nd, after close of the market followed by a conference call at 4:30 PM Eastern Time. To listen to the conference call dial (800) 811-0667 and ask for the Abercrombie & Fitch Quarterly Call or go to abercrombie.com. The international call-in number is (913) 981- 4901. This call will be recorded and made available by dialing the replay number (888) 203-1112 or the international number (719) 457-0820, followed by the conference ID number 3466308 or through abercrombie.com.
Thank You.

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